Exhibit 99.1

Fresh Del Monte Produce Inc.

For more information, contact: Christine Cannella Assistant Vice President, Investor Relations tel: 305-520-8433 www.freshdelmonte.com

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Announces Strong Second Quarter 2009 Financial Results

CORAL GABLES, Fla. – July 28, 2009 – Fresh Del Monte Produce Inc. (NYSE: FDP) today reported financial results for the second quarter ended June 26, 2009. Excluding asset impairment and other charges, net, the Company reported earnings per diluted share of $1.11 for the second quarter of 2009, compared with earnings per diluted share of $0.87 in the second quarter of 2008. Earnings per diluted share for the first six months of 2009, excluding asset impairment and other charges, net, were $1.66, compared with earnings per diluted share of $1.94 for the prior year’s first six month period, excluding asset impairment and other charges, net.

“We are pleased with our second quarter performance, given the extremely challenging economic environment,” said Fresh Del Monte’s Chairman and Chief Executive Officer, Mohammad Abu-Ghazaleh. “Our impressive performance in the quarter validates the advantages of our strategy and business model. Our continued focus on improvements in operating efficiencies and cost control initiatives, along with our commitment to sustain one of the strongest balance sheets in the industry, delivered significant benefits during the quarter. We are extremely gratified with the solid performance of our core products. We saw strong results in our banana business, primarily due to the benefit of higher worldwide banana selling prices, combined with continued industry-wide supply shortages. Our premium gold pineapple category continued to grow; we achieved significant efficiencies in our fresh-cut category; and importantly, we began to see signs of improvement in our melon product category during the quarter.”

Mr. Abu-Ghazaleh added, “During the quarter we made the decision to stop planting gold pineapple in Brazil as a result of quality issues, lower production and increased costs. We will continue to harvest the gold pineapple already in the ground as long as it is economically and commercially feasible.”

Mr. Abu-Ghazaleh further commented, “We recently completed the refinancing of our credit facility. Our new credit facility has no debt maturities until January 2013. We are confident that our strategic plan and ongoing operational improvements, combined with our strong cash flow and financial stability, positions Fresh Del Monte for continued long-term success and growth.”

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended		Six months ended
	June 26, 2009	June 27, 2008	June 26, 2009	June 27, 2008
Income Statement:
Net sales	$978.4	$972.2	$1,858.1	$1,867.1
Cost of products sold	870.3	870.5	1,666.2	1,668.5
Other charges (1)	17.1	2.1	17.1	2.1

Gross profit	91.0	99.6	174.8	196.5

Selling, general and administrative expenses	42.4	42.8	79.3	82.2
Asset impairment and other charges, net (2)	1.1	11.6	1.5	16.2

Operating income	47.5	45.2	94.0	98.1

Interest expense, net	3.2	2.0	5.7	5.1
Other income (expense), net	5.0	2.7	(0.9)	14.3

Income before income taxes	49.3	45.9	87.4	107.3

Provision for (benefit from) income taxes	(3.6)	3.7	(1.0)	2.4

Net income	$52.9	$42.2	$88.4	$104.9

Less: Net income (loss) attributable to noncontrolling interests	0.7	0.3	1.3	(0.6)

Net income attributable to Fresh Del Monte Produce Inc.	$52.2	$41.9	$87.1	$105.5

Net income per ordinary share attributable to Fresh Del Monte Produce Inc. - Basic	$0.82	$0.66	$1.37	$1.67

Net income per ordinary share attributable to Fresh Del Monte Produce Inc. - Diluted	$0.82	$0.66	$1.37	$1.66

Weighted average number of ordinary shares:
Basic	63,553,211	63,455,713	63,553,211	63,157,388

Diluted	63,559,309	63,804,052	63,603,524	63,581,121

Selected Income Statement Data:
Depreciation and amortization	$21.4	$20.7	$42.1	$40.9

Non-GAAP Measures:
Reported net income per share - Diluted	$0.82	$0.66	$1.37	$1.66
Other charges (1)	0.27	0.03	0.27	0.03
Asset impairment and other charges, net (2)	0.02	0.18	0.02	0.25

Adjusted net income per share - Diluted (3)	$1.11	$0.87	$1.66	$1.94

Reported gross profit	$91.0	$99.6	$174.8	$196.5
Other charges (1)	17.1	2.1	$17.1	2.1

Adjusted gross profit (3)	$108.1	$101.7	$191.9	$198.6

(1)	Other charges recorded during the second quarter of 2009 are related to the write-down of growing crop inventory resulting from our decision to discontinue pineapple planting in Brazil. Other charges recorded during the second quarter of 2008 are related to wages paid to idle workers and write-offs of packaging material inventory incurred as a result of extensive flood damage in our banana farms in Brazil.

(2)	Asset impairment and other charges, net, for the second quarter of 2009 relates principally to asset impairment charges resulting from our decision to discontinue pineapple planting in Brazil. Asset impairment and other charges, net, for the six months ended June 26, 2009 relates principally to asset impairment charges resulting from our decision to discontinue pineapple planting in Brazil, an impairment charge of the Del Monte® perpetual, royalty-free brand name license due to lower than expected volumes and pricing related to the United Kingdom beverage products and the reversal of contract termination costs related to the previously announced closing of our Hawaii pineapple operations. Asset impairment and other charges, net for the second quarter of 2008 relates principally to the flood damage at our banana farms in Brazil and the closure of under-utilized distribution centers in the United Kingdom. Asset impairment and other charges, net, for the six months ended June 27, 2008 relates principally to the flood damage at our banana farms in Brazil and the closure of under-utilized distribution centers and a beverage production facility in the United Kingdom.
(3)	Management reviews adjusted net income, adjusted net income per share and adjusted gross profit and considers these measures relevant to investors because management believes it better represents the underlying business trends and performance of the Company.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries

Business Segment Data

(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	June 26, 2009					June 27, 2008
	Net Sales		Gross Profit (Loss)			Net Sales		Gross Profit
Segment Data:
Banana	$413.1	42%	$47.4		52%	$381.5	39%	$41.7	(2)	42%
Other Fresh Produce	445.9	46%	27.3	(1)	30%	444.5	46%	40.9		41%
Prepared Food	85.7	9%	16.9		19%	114.5	12%	15.3		15%
Other Products and Services	33.7	3%	(0.6)		-1%	31.7	3%	1.7		2%

Total	$978.4	100%	$91.0		100%	$972.2	100%	$99.6		100%

	Six months ended
	June 26, 2009					June 27, 2008
	Net Sales		Gross Profit			Net Sales		Gross Profit
Segment Data:
Banana	$774.6	42%	$91.0		52%	$721.6	39%	$71.8	(2)	36%
Other Fresh Produce	865.1	46%	54.9	(1)	31%	863.5	46%	94.0		48%
Prepared Food	162.5	9%	27.9		16%	216.4	12%	25.3		13%
Other Products and Services	55.9	3%	1.0		1%	65.6	3%	5.4		3%

Total	$1,858.1	100%	$174.8		100%	$1,867.1	100%	$196.5		100%

	Quarter ended					Six months ended
	June 26, 2009		June 27, 2008			June 26, 2009		June 27, 2008
Net Sales by Geographic Region:
North America	$464.5	48%	$443.2		46%	$913.4	49%	$854.1		46%
Europe	283.2	29%	299.4		31%	518.3	28%	599.2		32%
Asia	135.3	14%	126.2		13%	240.2	13%	217.6		12%
Middle East	72.6	7%	75.6		8%	133.8	7%	134.8		7%
Other	22.8	2%	27.8		2%	52.4	3%	61.4		3%

Total	$978.4	100%	$972.2		100%	$1,858.1	100%	$1,867.1		100%

(1)	Other fresh produce gross profit includes charges of $17.1 million recorded during the second quarter of 2009 related to the write-down of growing crop inventory resulting from our decision to discontinue pineapple planting in Brazil.
(2)	Banana gross profit includes charges of $2.1 million recorded during the second quarter of 2008 related to wages paid to idle workers and write-offs of packaging material inventory incurred as a result of extensive flood damage in our banana farms in Brazil.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(U.S. dollars in millions) - (Unaudited)

	Six months ended
	June 26, 2009	June 27, 2008
Operating activities:
Net income	$88.4	$104.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42.1	40.9
Amortization of debt issuance costs	2.1	0.9
Asset impairment charges	2.8	12.6
Gain on sales of assets	(1.9)	(5.7)
Foreign currency translation adjustment	4.9	(1.9)
Other	(0.5)	4.5
Changes in operating assets and liabilities:
Receivables	24.0	(21.6)
Inventories	47.2	29.4
Other current assets	0.4	(10.6)
Accounts payable and accrued expenses	(2.4)	60.7
Other noncurrent assets and liabilities	15.2	(1.8)

Net cash provided by operating activities	222.3	212.3

Investing activities:
Capital expenditures	(44.1)	(43.3)
Proceeds from sales of assets	7.3	8.6
Purchase of subsidiaries, net of cash acquired	—	(400.6)

Net cash used in investing activities	(36.8)	(435.3)

Financing activities:
Net (payments) proceeds on long-term debt	(186.0)	209.8
Proceeds from stock options exercised	—	21.3
Payments for additional interest in noncontrolling interest	(2.4)	(3.4)

Net cash (used in) provided by financing activities	(188.4)	227.7

Effect of exchange rate changes on cash	2.0	(1.3)

Net (decrease) increase in cash and cash equivalents	(0.9)	3.4
Cash and cash equivalents, beginning	27.6	30.2

Cash and cash equivalents, ending	$26.7	$33.6

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(U.S. dollars in millions)

	June 26, 2009	December 26, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$26.7	$27.6
Trade accounts receivable	348.0	348.0
Other accounts receivables	41.7	62.0
Inventories	408.3	459.8
Other current assets	60.3	77.2

Total current assets	885.0	974.6

Investment in and advances to unconsolidated companies	8.6	8.0
Property, plant and equipment, net	1,083.0	1,085.2
Goodwill	410.3	401.1
Other noncurrent assets	178.6	182.1

Total assets	$2,565.5	$2,651.0

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$362.5	$379.6
Current portion of long-term debt and capital lease obligations	6.4	358.0
Other current liabilities	35.0	36.8

Total current liabilities	403.9	774.4

Long-term debt and capital lease obligations	328.7	154.8
Other noncurrent liabilities	207.5	207.9

Total liabilities	940.1	1,137.1

Total Fresh Del Monte Produce Inc. shareholders’ equity	1,604.9	1,496.9
Noncontrolling interests	20.5	17.0

Total shareholders’ equity	1,625.4	1,513.9

Total liabilities and shareholders’ equity	$2,565.5	$2,651.0

Selected Balance Sheet Data:
Working capital	$481.1	$200.2
Total Debt	$335.1	$512.8

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Fresh Del Monte Produce Inc.

Second Quarter 2009 Results

The Company incurred asset impairment and other charges, net, for the second quarter ended June 26, 2009 of $18.2 million, primarily related to the Company’s decision to cease gold pineapple planting in Brazil. Asset impairment and other charges, net, for the second quarter ended June 27, 2008, related to flood damage at the Company’s banana production areas in Brazil and the closure of under-utilized distribution centers in the U.K.

Net sales for the quarter increased $6.2 million to $978.4 million, compared with $972.2 million in the prior year period. The increase in net sales was led by strong performance in the Company’s banana business segment, primarily driven by higher worldwide banana selling prices, along with higher sales in the Company’s melon and gold pineapple product categories.

Gross profit for the quarter was $108.1 million, compared with gross profit of $101.7 million for the same period last year, excluding asset impairment and other charges, net, for both periods. The increase in gross profit was primarily the result of higher worldwide selling prices of bananas. Ongoing operational efficiencies and improvements in the Company’s North America fresh-cut operations and a decline in fuel costs also contributed to the increase in gross profit. These gains were partly offset by higher costs related to bananas sourced from Latin America.

Net income for the quarter was $70.4 million, compared with net income of $55.6 million in the second quarter of 2008, excluding asset impairment and other charges, net, for both periods. The increase in net income reflects higher gross profit, excluding asset impairment and other charges, net, and the effect of foreign exchange gains and tax benefits.

Second Quarter Business Segment Performance

(As reported in business segment data)

Banana

Net sales increased 8% to $413.1 million for the quarter. Worldwide pricing increased 7% to $15.14 per unit. Volume was in line with the prior year period. The increase in selling prices was partially offset by a 6% increase in unit cost. Gross profit increased 14% to $47.4 million, primarily due to higher selling prices in Europe, Asia and the Middle East regions.

Other Fresh Produce

Net sales were $445.9 million in the quarter. The increase over the prior year period was attributable to higher net sales in the Company’s melon and gold pineapple product categories. Volume increased 16%. Pricing decreased 13%, and costs decreased 10% on a per unit basis. Gross profit increased 9% to $44.4 million, excluding $17.1 million of charges associated with the Company’s decision to discontinue planting pineapple in Brazil.

•

Gold pineapple – Net sales increased 7% to $127.6 million, the result of strong sales in Europe. Volume increased 16%, a result of the Company’s Caribana acquisition, offset by an 8% decrease in selling price. Unit cost decreased by 7%, excluding the $17.1 million write down of growing crop inventory in Brazil.

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Fresh Del Monte Produce Inc.

Other Fresh Produce (Continued)

•	Melons – Net sales increased 23% to $71.1 million. Volume was 31% higher due to increased production in the off-shore season. Pricing was 6% lower. Unit cost decreased by 3%.

•	Fresh-cut – Net sales decreased 3% to $89.4 million. Volume increased 4%. Pricing decreased 6%, primarily in the U.K., principally due to unfavorable foreign exchange rates. Unit cost decreased 16%.

•	Non-tropical fruit – Net sales decreased 3% to $96.1 million. Volume increased 9%. Pricing decreased 11%. Unit cost decreased 7%.

•	Tomatoes – Net sales decreased 12% to $33.9 million. Volume decreased 8%. Pricing decreased 5% with unit cost down 9%.

Prepared Food

Net sales decreased 25% to $85.7 million in the quarter. Pricing decreased 7%. Unit cost was 25% lower. Gross profit increased 11% to $16.9 million. The decrease in net sales was due to lower volume and pricing, a direct result of the current economic environment.

Other Products and Services

Net sales increased 6% to $33.7 million for the quarter. Gross profit decreased by $2.3 million, primarily due to lower sales in the Company’s Argentine grain business.

Cash Flow for the Six Months

Cash flow from operations for the first six months of 2009 was $222.3 million, compared with $212.3 million in the same period of 2008.

Total Debt

Total debt decreased from $512.8 million at the end of 2008 to $335.1 million at the end of the second quarter of 2009. On July 20, 2009 the Company announced that it had refinanced its existing credit facility with a new $500.0 million senior secured revolving credit facility scheduled to mature in January 2013.

Conference Call and Web Cast Data

Fresh Del Monte will host a conference call and simultaneous web cast at 11:00 a.m. Eastern Time today to discuss the second quarter 2009 results and to review the Company’s progress and outlook. The Web cast can be accessed on the Company’s Investor Relations home page at www.freshdelmonte.com. The call will be available for re-broadcast on the Company’s Web site approximately two hours after the conclusion of the call.

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Fresh Del Monte Produce Inc.

About Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

Forward-looking Information

This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions). The Company’s plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the depth and duration of the current global recessionary environment, which could persist throughout and beyond 2009, and the extent to which it may affect the Company’s results, including its ability to command premium prices for certain of the Company’s principal products, and increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to stabilize the financial markets and spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the Company’s anticipated cash needs in light of its liquidity and financing plans, (iv) the continued ability of the Company’s distributors and suppliers to have access to sufficient liquidity to fund their operations, (v) the Company’s ability to successfully integrate acquisitions into its operations, (vi) trends and other factors affecting the Company’s financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as the Company’s, particularly as consumers become more price-conscious in the current economic environment, as well as anticipated price and expense levels, the impact of weather on crop quality and yields, the impact of prices for petroleum based products and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the Company’s plans for expansion of its business (including through acquisitions) and cost savings, (viii) the impact of foreign currency fluctuations, (ix) the impact of competition, (x) the timing and cost of resolution of pending legal and environmental proceedings, and (xi) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the IRS or other taxing authorities in connection with the Company’s tax audits. The Company’s plans and performance may also be affected by the factors described under the caption “Key Information – Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K/A for the year ended December 26, 2008 along with other reports that the Company has on file with the Securities and Exchange Commission.

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